EXHIBIT 11

                          COMPUTATION OF PER SHARE DATA
                                   (UNAUDITED)


                                                        Three Months Ended
                                                  ------------------------------
                                                   March  31,        March 31,
                                                      1996              1995
                                                  -----------       -----------
Net loss                                          $  (131,000)      $(1,097,000)
Preferred Stock dividend                              (97,000)          (72,000)
                                                  -----------       -----------
Loss applicable to Common Stock                   $  (228,000)      $(1,169,000)
                                                  ===========       ===========
Primary:
 Weighted average number of common
   shares outstanding                               4,681,765         4,065,069
                                                  ===========       ===========
Net loss per share of Common Stock
 (primary):                                       $      (.05)      $      (.29)
                                                  ===========       ===========
Assuming Full Dilution:
 Weighted average number of common
 shares outstanding                                 4,681,765         4,065,069
                                                  ===========       ===========
Net loss per share of Common Stock
 (assuming full dilution) (a)                     $      (.05)      $      (.29)
                                                  ===========       ===========



(a) Not presented because dilution is less than 3 percent from primary amounts.


                                       11